Sunworks Appoints Charles F. Cargile as Independent Director

Roseville, CA – September 7, 2016— Sunworks, Inc. (NASDAQ; SUNW), a provider of solar power solutions for commercial and residential markets, announced today the appointment of Charles F. Cargile as an independent director and member of the compensation and nominating committees. Mr. Cargile replaces Mr. Mark Richardson, who tendered his resignation from the Sunworks board of directors effective September 2, 2016.

Mr. Cargile brings more than 20 years of public company experience to Sunworks’ Board of Directors. He has an extensive background in financial and strategic planning, public company mergers and acquisitions (M&A), operations, information technology and capital structure management.

“I am pleased to welcome Chuck to our board of directors and believe his extensive public company, financial and operational leadership experience will significantly enhance our efforts to strategically scale our business,” said Jim Nelson, Chief3 Executive Officer of Sunworks. “Over the course of his career, Chuck has a history of developing, implementing and overseeing corporate strategies in the public markets that leverage organic growth and strategic M&A initiatives to maximize value for the companies he has worked with and their shareholders. Chuck brings with him long standing corporate finance and capital markets relationships. The addition of Chuck to our board, combined with our new CFO, Paul McDonnel, gives Sunworks an experienced finance team with specific expertise in operations and M&A, which I believe will be extremely valuable to Sunworks going forward.”

Mr. Cargile served as Chief Financial Officer of Newport Corporation, a publicly-traded global supplier of advanced-technology products and systems, for more than 16 years until the company was acquired by MKS Instruments in April 2016 for approximately $1 billion. At Newport, Mr. Cargile was responsible for all aspects of finance, accounting, information technology and strategic planning, including mergers and acquisitions. During his time with Newport the company acquired more than 10 businesses, which generated over $400 million in annual revenue. Prior to Newport, Cargile held a number of executive positions at York International Corporation and Flowserve Corporation.

Mr. Cargile has been a director at Netlist, Inc. (NASDAQ: NLST) since 2013 and currently serves as Lead Independent Director and Chairman of the company’s audit committee.

“Sunworks is uniquely positioned in the rapidly growing solar industry and is one of the only companies that is profitable,” commented Mr. Cargile. “I am excited to help management leverage their strategic advantages to continue to deliver growth that outpaces the industry.”

Mr. Cargile holds a Bachelor of Science degree in Accounting from Oklahoma State University and a Master's degree in Business Administration from the Marshall School of Business at the University of Southern California and has a Professional Director Certification from the American College of Corporate Directors.

About Sunworks, Inc.

Sunworks, (formerly known as Solar3D) a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Sunworks is one of the fastest growing solar systems providers in the western United States, delivering 2.5 kilowatt to multi-megawatt commercial systems. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies. The Company's focus is on putting the customer first, providing the best value systems in the industry, and delivering on what is promised.

To learn more about Sunworks, visit our website at http://www.Sunworksusa.com.

For further information, please contact:

Investor Relations:

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Hayden IR

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